UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2015

BRIDGEPOINT EDUCATION, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34272	59-3551629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13500 Evening Creek Drive North, San Diego, California	92128
(Address of principal executive offices)	(Zip Code)

(858) 668-2586
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain
Officers; Compensatory Arrangements of Certain Officers.

On October 20, 2015, Bridgepoint Education, Inc. (the “Company”), and Daniel Devine, the Company’s former Chief Financial Officer, executed a Release of All Claims (the “Release”) that contains standard mutual releases in exchange for the payment of certain benefits to Mr. Devine. In accordance with the terms of the Agreement, Mr. Devine will remain employed with the Company in a non-executive position through December 31, 2015 (the “Termination Date”). Pursuant to Mr. Devine’s employment agreement, he will receive a severance payment in the gross amount of $660,000, less lawfully required withholdings, to be paid over twelve (12) months following the Termination Date. Additionally, Mr. Devine’s stock option awards will be exercisable until the earlier of December 31, 2016 and the original expiration date of the options. Mr. Devine’s RSUs will be incrementally vested on an accelerated basis as if Mr. Devine’s termination date were December 31, 2016. Any unvested options or RSUs will accelerate if a “change in control” (as defined in Mr. Devine’s employment agreement) occurs on or before December 31, 2016. Mr. Devine’s unvested performance stock units (PSUs) will continue to vest through December 31, 2016 if a “change in control” (as defined in Mr. Devine’s employment agreement) is consummated prior to December 31, 2016, and the performance goals set forth in the PSU award agreements are achieved.
Mr. Devine has the right to revoke the Release any time on or before October 27, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 23, 2015		Bridgepoint Education, Inc.

	By:	/s/ Diane L. Thompson
Name: Diane L. Thompson
Title: Executive Vice President, Secretary and General Counsel